Exhibit 99.1

Opening by Operator:

Operator:

Welcome to the MathStar, Inc. conference call for the third quarter of 2008 ended September 30th, 2008.  All lines have been placed on mute to avoid any background noise.  With that, I will turn the call over to Mr. Douglas Pihl, CEO of MathStar.

Introduction

Thank You,

Welcome to the MathStar Third Quarter 2008 Conference Call.    With me today is John Jennings, MathStar’s Chief Accounting Officer.  On this call we will give you a financial update and discuss the progress we are making toward our strategic goal of finding a merger candidate that could provide improved shareholder value. I will also provide updates on the sale of our intellectual property and review the various strategies available to us.

First, I am going to read the following cautionary language about forward-looking statements:  This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements relate to future activities, events or developments.  These statements may be identified with words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions.  These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors members of management believe to be appropriate.  These forward-looking statements are subject to a number of risks and uncertainties that could cause the results anticipated in such forward-looking statements to differ materially from actual results.  Some of these risks are described in our 2007 Annual Report on Form 10-K.

Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from such forward-looking statements.  We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

Before I continue, I would like to address an issue that is important to me.  Although I have said in past conference calls and meetings that I would not be able to talk with shareholders individually because Regulation FD and other laws, I have received a great number of calls from people with questions and advice.  I have not returned these calls, and I hope you understand that I am not being disrespectful.  I must adhere to the Fair Disclosure laws and not discuss any material MathStar information on an individual basis.

I also need to inform everyone that we will not be taking questions at the end of this conference call because we are disclosing everything we are legally able to disclose in our prepared remarks.  We are bound by Non-Disclosure Agreements with the merger candidates under consideration and will not be able to answer any questions beyond the information provided on this call.

We are, however, very interested in the opinions of our shareholders.   To facilitate such comments, we have established an email site - shareholder@mathstar.com – that is available for any shareholder to post a comment. Although we cannot respond to the posts, I assure you that all of these emails will be read and will be communicated to the Board.

Financial

First, we will report on the Company’s current financial position and projected burn rate.

At September 30th, 2008, we held cash, cash equivalents and investments of approximately $15.6M.

Since we began curtailing the operations of the company on May 22nd, 2008, we have received some orders from existing FPOA customers. During the 2008 third quarter, we recognized $80,000 of revenue, which is all from the sale of FPOAs. We still hold inventory of  FPOAs and we plan to continue to ship product should we receive additional orders.

Expense in the third quarter totaled $841,000. The primary expense items were 1) ongoing lease payments on our office space and certain semiconductor design tools, 2) salaries, and 3) audit and legal fees.

We are focused on addressing and reducing each of these expense areas.   The two largest long term obligations of the company are the remaining leases on our space in Hillsboro and leases on certain semiconductor design tools. We are actively negotiating to reduce our overall obligations under both of these contracts.

We continue to reduce expenses wherever we can, consistent with preserving the assets of the shareholders.  Our headcount is now down to two, and John Jennings, our Chief Accounting Officer, is now engaged only on a part-time basis as needed to support the ongoing obligations of the company to accurately record financial data and to work with our auditors to file our required SEC reports.

For the fourth quarter ending December 31, 2008, we are projecting recurring expenses of approximately $225,000, or $75,000 per month, plus one-time payments for noncancellable commitments and the annual renewal of our insurance.  These expenses will be partially offset by interest income on our cash balances of approximately $35,000 per month.

As we reported in Q1, about $2.4 million of our $15M million in cash-equivalent investments were in certain Auction Rate Securities held by UBS.  Of the $2.4 million, all but about $800,000 has been redeemed at face value plus accrued interest.  We are working with UBS to insure we have access to all cash and investments while minimizing risk .

Our Strategic Focus

As we outlined at our shareholder informational meeting in June, MathStar is currently seeking a merger candidate that fits the profile of a growth company with

•                  Good growth potential for revenue and earnings

•                  Positive cash flow

•                  Need for expansion capital, not development capital

•                  Proven management team and Board of Directors

•                  Reasonable valuation

•                  Potential to utilize our Net Operating Losses to offset taxes and increase the free cash flow of the merged company

•                  Sustainable competitive advantage in a growing market

One of the companies that has made a proposal to the MathStar Board also chose to make their offer public through a press release. MathStar was not a party to this press release in any way and will not comment on their proposal at this time.

The merger candidates that are currently under consideration exhibit the qualities and characteristics of our target profile.   The entire process of identifying and evaluating opportunities has not been simple or easy.  Even when we identified growth companies that we believe held promise, valuation expectations have often led us to abandon the discussions.  But, we continue to believe that there is a very good possibility of finding a merger partner that could provide upside to our shareholders. We continue to be actively involved in reviewing candidates, engaging in due diligence and negotiating with these companies.

Besides the strong growth fundamentals that we are seeking in a merger candidate, the Board would also prefer to merge with a company that can value and use MathStar’s net operating loss, or NOL.  Please note that, under tax laws, in order to obtain the benefit associated with MathStar’s accumulated net operating loss, MathStar’s must merge with either 1) another semiconductor company so that we continue as a going concern, or 2) in the case of a change of industry, MathStar’s shareholders must own more than 50% of the combined company.

Of course, MathStar’s NOL can be of value to MathStar’s shareholders only if we merge with a company that can use it, that is, one that has an operating profit.    This value can only be unlocked if we merge MathStar effectively, and it is of no value if we liquidate the Company.  Thus, we believe it is in the best interests of all shareholders to pursue our strategy of identifying, evaluating, selecting and proposing a merger candidate that fits our profile.  Of course, once we finalize or selection of a merger partner and sign an agreement, all of the detail will be included in the proxy materials we send to shareholders before the shareholder vote on the transaction.

We have identified potential merger candidates that meet the profile criteria, but we are not yet at the stage of being in a position to make a recommendation to shareholders for their vote.  Each opportunity is different, and different issues need to be resolved before the Board can present the opportunity to shareholders.  Of course, valuation is a key issue.

Before I move on, let me take a moment to explain the process of merging with a growth company that meets our requirements.

The process now involves 1) identifying companies that meet our requirements or that have unique features and benefits that we believe could enhance shareholder value, 2) due diligence, including retaining an investment banker to analyze the transaction, 3) valuation requirements and negotiation, and 4) selection of the candidate by the Board.  Once a candidate is selected, MathStar may enter into a non-binding Letter of Intent with that company that will provide, among other things, that the merger depends on obtaining approval of our shareholders.

If the terms of our merger are accepted by the merger candidate and by MathStar’s Board, we will enter into a merger agreement and prepare a proxy statement with the information about the recommended merger candidate and send it to all shareholders. You will vote to approve or not approve the merger.  Once shareholders vote, and if the merger candidate is accepted, then the merger will be completed.  And when we are once again an operating company, we will file for relisting of our shares, presumably on NASDAQ.

The Sale of MathStar’s FPOA IP

As previously announced, we engaged Core Capital to pursue the sale or licensing of the MathStar IP portfolio. We selected Core Capital because of its expertise in semiconductor technology and markets.   Core Capital is now engaged in the process and is meeting with prospective buyers.  We paid Core Capital a small up-front fee to develop the technical marketing materials, and expenses will be limited unless and until success is achieved, at which time Core Capital would be paid a success fee. MathStar’s total up-front expense will be less than $100,000. The Board believes this is warranted given the potential of concluding a sale that would benefit shareholders.

Alternative Strategies

I am well aware that there are some shareholders who would like us to pursue a different strategy from the one we are working toward, and I would like to address some of the alternatives now.

Generally, there appear to be three positions: 1) shareholders who support our current strategy of seeking a strong merger candidate, 2) shareholders who prefer MathStar to continue with the development of the FPOA, and 3) shareholders who prefer an immediate liquidation of the company.

Let me address the arguments of each position.

The first group supports our current mission to identify and select a merger candidate that meets the criteria outlined, and to present the opportunity to shareholders for a vote.  The most obvious pros and cons of adopting the strategy of merging with fundamentally strong growth company producing healthy revenue and cash flow are:

•                  PRO: the opportunity to own a profitable growth company with tax sheltered earnings that is valued in the public market, providing a potentially higher value than liquidation value

•                  CON: the possibility that the growth company would not be valued highly enough in the public market to achieve improved valuation for our shareholders, and execution risk

The second position is that MathStar’s ultimate value can be best achieved through continuing the development of the FPOA concept. We are still strong believers in the concept and there is a strong argument for continuing to build on the value and knowledge we obtained with both the development of the technology, and with customer needs and requirements. The reality is, however, we do not have the cash to effectively pursue this strategy and we believe the shareholders will be better served to pursue the strategy we have outlined to find a strategic partner that shares our belief and has the resources to properly address the market.

The third position is that we should liquidate the company and return the remaining cash to shareholders.  As part of the Board’s process, we have evaluated the liquidation of MathStar, which I will review in a moment.  There are two main arguments against liquidation. First, liquidation would remove any possibility of benefiting from the accumulated losses incurred during the operating life of MathStar. Second, liquidation of a public company is not a simple or immediate process. I will outline the main events that would lead to a return of capital.

First of all, the process for MathStar is determined by Delaware General Corporation Law since we are a Delaware corporation.  There are many variants of the process within Delaware law, so in this summary, I have simplified the description by making several assumptions on the various decisions required and the options available to us.

We first would need to pass a Board resolution approving the dissolution.  We then would prepare and file proxy materials with the Securities and Exchange Commission (“SEC”) and call for a special meeting of shareholders to vote on the dissolution. If, at the special meeting of shareholders, the shareholders approve the dissolution, we would file a Certificate of Dissolution with the Delaware Secretary of State. This entire process is expected to take approximately 90 days, assuming the SEC did not review the proxy materials. The estimate is that this process would cost about $100,000 to $150,000 in legal and accounting fees as well as extensive commitment of management time.

Delaware law also requires the company to adopt a plan to assure payment of all outstanding obligations and potential claims against the company. This dictates a notification and review process requirement and several mandatory waiting periods. The process would also include petitioning the Delaware Court to appoint a Liquidation Trustee to oversee the process, obtain approval for dissolution and file with the State of Delaware.

Following the estimated 90 day period, we would then begin the process of notifying MathStar’s creditors and potential claimants. We would be required to publish the notice in each edition of a nationally circulated newspaper for two consecutive weeks. Following notification, we would be required under Delaware law to wait until the cut-off date set forth in the notice, which must be at least 60 days after the date of the notice, for potential claimants to present claims to the company. Although we would have up to 90 days after receipt of a claim to review and respond to the claim, I assume we could respond much more quickly to shorten the overall process. However, if we rejected a claim, we would be required to wait 120 days for a claimant to respond to our rejection notice.

At this point, the company could begin the process of liquidation, but the Company continues in existence for a minimum of three years, as required by Delaware law. The time can be extended, but our assumption is that the conditions that would cause an extension beyond three years do not, most likely, apply to MathStar.  During this three year period, MathStar would continue to have a range of responsibilities and requirements to maintain and execute resulting in ongoing expenses.

If we look at the potential timing constraints, the best estimate is that we would be faced with a minimum of 150 days from the decision to liquidate until we would be free to make the first distribution to shareholders. This is based on the assumption that we meet the estimated 90-day period until approval of the dissolution and that no claimants come forth. Any claims that surfaced could, obviously, extend this period substantially.

Again, looking at the most optimistic scenario above, following the 150-day period, we could distribute some of the remaining cash to shareholders with the consent and approval of the Trustee. Among the issues we would need to address would be whether to retain enough cash to fund the ongoing process of trying to sell the IP and also to fund the ongoing operation of the company through the required three-year wind down process. The expenses for the three-year period are estimated to be approximately $1.2 million to $2 million, plus the Trustee’s fees and expenses. This number would, of course, have to be validated by a more thorough analysis before committing to an actual shareholder payout plan and these estimates would be included in the proxy materials distributed to shareholders. The schedule and payout plan assumes no unknown claimants come forward during the initial 150-day period, which could substantially change both the payout numbers and schedule. Distribution of the remaining cash would depend on resolution of any pending claims and also would be at the discretion of the Trustee.

While it is possible that the Board will ultimately decide that it is in the shareholder’s best interests to liquidate the company, at this point we believe it is in the shareholder’s best interests to pursue a merger candidate with the growth profile we defined.

Closing

Let me again remind shareholders that their comments are welcome and can be posted at shareholder@mathstar.com. And finally, let me reiterate the three objectives of the Board of Directors, all related to the primary goal of creating as much value as possible for the shareholders:

•                  First, we are minimizing expenses with the goal of preserving as much of the available cash as possible,

•                  Second, we are seeking merger partners capable of using both our available cash and net operating losses to provide growth opportunities,

•                  And, finally, we are working with Core Capital to find a strategic buyer of our Intellectual Property.

My sincere thanks to all of you for  taking the time to listen to our call today.  We will be back in touch as soon as we have something material to report or, at a minimum, with periodic financial results.